Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com

FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Sarah Cohn tel: +1 561.322.7029 scohn@adt.com Steve Lipin Brunswick Group tel: +1 212.333.3810 slipin@brunswickgroup.com	Craig Streem tel: +1 561.226.2983 cstreem@adt.com

ADT CONFIRMS CORVEX FILING

BOCA RATON, FLA, Oct. 25, 2012 – The ADT Corporation (NYSE: ADT), a leading provider of electronic security, interactive home and business automation and alarm monitoring services, confirmed today that Corvex Management LP, an investment firm, filed a Schedule 13D with the Securities and Exchange Commission. The Company engages in an ongoing dialogue with its shareholders and has had constructive discussions with Corvex and others to understand their views. ADT is committed to delivering long-term value to all its shareholders.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 16,000 people at 200 locations. More information is available at www.adt.com.